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Exhibit 5

        [Target Corporation Letterhead]

March 19, 2003

Members of the Board of Directors
Target Corporation
1000 Nicollet Mall
Minneapolis, MN 55403

Dear Board Members:

I am the Executive Vice President, General Counsel and Corporate Secretary of Target Corporation (the "Company") and in that capacity I have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") of 60,000,000 shares (the "Shares") of Common Stock, $.0833 par value, of the Company offered to employees of the Company pursuant to the Target Corporation 401(k) Plan (the "Plan").

With respect thereto, I, or the attorneys over whom I exercise supervision, have examined or caused to be examined such corporate records, certificates and other documents and such question of law as I or they have considered necessary or appropriate for the purposes of this opinion.

On the basis of such examination, it is my opinion that:

  1)
  The Shares, when paid for and issued in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

  2)
  The provisions of the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, pertaining to such provisions.

Members of the Board of Directors

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ James T. Hale
James T. Hale Executive Vice President, General Counsel and Corporate Secretary

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  Exhibit 5